Exhibit 3.3

ARTICLES OF AMENDMENT OF

INDIA GLOBALIZATION CAPITAL, INC.

INDIA GLOBALIZATION CAPITAL, INC., a Maryland corporation, having its principal office at 4336 Montgomery Avenue, Bethesda, Maryland 20814 (hereinafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation be hereby amended by striking in its entirety Article SIXTH and by substituting in lieu thereof the following:

SIXTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one hundred fifty one million (151,000,000) shares, of which one hundred fifty million (150,000,000) shares shall be of common stock, with a par value of $0.0001 per share (the "Common Stock") and one million (1,000,000) shares shall be shares of preferred stock, with a par value of $0.0001 per share (the "Preferred Stock"). The aggregate stated capital is $15,100.00.

SECOND:     (a) As of immediately before the amendment, the total number of shares of stock of all classes which the

Corporation has authorization to issue is 76,000,000 shares, of which 1,000,000 are Preferred Stock (par value $0.0001 per share) and 75,000,000 are Common Stock (par value $0.0001 per share).

(b)

As amended, the total number of shares of stock of all classes which the Corporation has authority to issue is 151,000,000, of which 1,000,000 shares are Preferred Stock (par value $0.0001 per share) and 150,000,000 shares are Common Stock (par value $0.0001 per share).

(c)	The aggregate par value of all shares having a par value is $7,600.00 before the amendment and $15,100.00 as amended.

(d)	The shares of stock of the Corporation are not divided into classes.

THIRD: The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

IN WITNESS WHEREOF, India Globalization Capital, Inc. has caused these presents to be signed and sealed in its name and on its behalf by its President and Secretary on this 2 day of August, 2012.

Witness:                                                India Globalization Capital Inc.

/s/ Parveen Mukunda	/s/ Ram Mukunda

Parveen Mukunda, Secretary	Ram Mukunda, President

THE UNDERSIGNED, President of India Globalization Capital, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made part, hereby acknowledges in the name of and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approve thereof are true in all material respects under penalties of perjury.

/s/ Ram Mukunda

Ram Mukunda, President